Exhibit 99.1

UNIFY ACQUIRES ORACLE APPLICATION
MODERNIZATION COMPANY CIPHERSOFT

Acquisition Expands Modernization and Migration Portfolio to Address
Legacy Oracle Forms Applications

ROSEVILLE, Calif., – Feb. 2, 2009 – Unify Corp. (NASDAQ: UNFY), a global provider of application modernization solutions, today announced that it has acquired CipherSoft Inc., a privately held company based in Calgary, Canada. Having modernized hundreds of customers’ applications, CipherSoft is a leading Oracle partner for modernization and migration of Oracle applications. The acquisition further expands Unify’s portfolio of application migration solutions to address the large number of enterprises using Oracle Forms applications and complements Unify’s application modernization strategy, which includes its Composer for Lotus Notes and Composer Sabertooth migration solutions.

CipherSoft specializes in providing legacy Oracle application upgrades and conversions. CipherSoft offers several migration paths, allowing Oracle application users the option to upgrade from legacy versions of Oracle Forms to the latest supported version, Oracle 10g, or allowing customers to migrate from Oracle Forms to Java and Oracle’s Application Development Framework (ADF).

CipherSoft’s technology and expertise allow for the automatic conversion of Oracle Forms and PL/SQL code to Java or to the most current version of Oracle Forms. By automating the migration process, CipherSoft’s Exodus solution removes the risk of human error and produces standardized business applications that are fully maintainable and cost effective, helping companies stay competitive.

“We are extremely excited to have the CipherSoft team join forces with Unify and expand our application modernization portfolio,” said Todd Wille, CEO of Unify. “Enterprises running older versions of Oracle Forms need a path forward to today’s technology whether its Oracle Forms 10g or ADF or a new standardized business application running on Java. Exodus is the leading Oracle Forms migration product on the market and the only one to be validated by Oracle for Forms to Java/J2EE migration.

“CipherSoft is a well run, profitable, company that will benefit from being pushed through our strong channel of over 250 partners and resellers. With the addition of Exodus, our channel partners and direct sales force will now be able to offer modernization solutions for Lotus Notes, Oracle Forms and Team Developer, further expanding our product reach and addressable market,” concluded Wille.

Terms of the agreement were not disclosed. Unify expects the acquisition of CipherSoft to be immediately accretive. CipherSoft will become a wholly-owned subsidiary of Unify.

About CipherSoft
CipherSoft is a leading software migration company specializing in providing legacy application conversions, consulting, and implementation services to organizations globally. CipherSoft has built strategic alliances with multinational firms such as Oracle, HP, Sun and IBM. The company has also formed relationships through specialized global channel partners who have the expertise to provide true open system technology. CipherSoft's headquarters are located in Calgary, Canada with offices throughout the United States and Canada. For more information on CipherSoft visit www.ciphersoftinc.com.

About Unify
Unify is a global provider of application development, database and migration solutions that enable organizations to deliver modern, data-rich and cost effective applications. The company’s software and services modernize and maximize the development, deployment and performance of business-critical applications and data, while providing significant and measurable return on investment for customers. Through Unify’s market leading technologies, organizations deliver applications that improve efficiencies, increase competitive advantage and reduce costs. Unify is headquartered in Roseville, Calif., with offices in London, Munich, Paris, and Sydney. Visit www.unify.com or email info@unify.com.

# # #

Deb Thornton | Senior Director of Marketing | Unify Corporation
1420 Rocky Ridge Drive, Suite 380 | Roseville, CA 95661
Phone: +1 916.218.4779 | unify.com | deb@unify.com

5